SALE OF INTEREST AGREEMENT

               This Sale of Interest Agreement, effective June 28, 1996, is by and between E.I. du Pont de Nemours and Company, a Delaware corporation ("DuPont"); and Lanxide Corporation, a
     Delaware corporation ("Lanxide").

               WHEREAS, DuPont, Lanxide, Lanxide Technology Company, L.P., and DLE(1990), Inc. ("DLE") by agreements effective April 1, 1994, established a joint venture, Lanxide Electronic Components, L.P., a Delaware limited partnership ("LEC"), for the purpose of evaluating technology useful in the manufacture of advanced materials, components, subsystems, and systems suitable for Electronics applications, and commercializing products made using such technology; and

               WHEREAS, DLE and LEC were merged into Lanxide
     Electronic Components, Inc. ("LECI") by an Agreement of Merger dated July 25, 1995 and a Certificate of Merger filed and effective July 26, 1995, and the joint venture was continued by a Second Restated and Amended Joint Venture Agreement effective as of July 25, 1995 ("SRAJVA"); and

               WHEREAS, Lanxide is interested in owning all common stock in LECI and DuPont is willing to sell its common stock in LECI to Lanxide;

               NOW, THEREFORE, in consideration of the premises and covenants herein contained DuPont and Lanxide each intending to be legally bound hereby agree as follows:

     1.   DEFINITIONS

               For purposes of this Agreement, the following terms shall have the following meaning:

               "Closing Date" shall mean June 28, 1996.

     Other capitalized terms appearing herein shall have the meaning assigned to them by the SRAJVA or by the section of this Agreement in which the term is first used.

     2.   SALE OF INTEREST

          2.1  On the Closing Date, for the consideration described in
     Section 2.2 of this Agreement, DuPont sells, assigns, and transfers eighteen thousand shares (18,000) of the Common Stock of LECI to Lanxide which represents twenty percent (20%) of the outstanding Common Stock of LECI.

          2.2 The purchase price Lanxide shall pay DuPont for the stockholding described in Section 2.1 is One Million Two Hundred Thousand Dollars ($1,200,000) payable on the Closing Date by wire transfer or other mutually agreeable means to the account specified by DuPont.

          2.4 Subsequent to the Closing Date, the stockholdings in LECI shall be as follows: Lanxide shall own one hundred percent (100%) of the outstanding Common Stock of LECI and DuPont shall own one hundred percent (100%) of the Preferred Stock - Series A of LECI.

          2.5 Effective on the Closing Date, the SRAJVA and the Shareholders' Agreement dated July 25, 1995 shall be terminated.

     3.   GOVERNING LAW

               This Agreement and the agreements referenced herein shall be construed in accordance with the laws of the State of Delaware.

     4.   MODIFICATION

               Except as otherwise specifically stated, no modification hereto nor to any agreement executed pursuant hereto shall be of any force or effect unless (a) reduced to writing and signed by all parties hereto, and (b) expressly referred to as being a modification of this Agreement or any agreement executed pursuant hereto, as the case may be.

     5.   SEVERABILITY

               In the event that any provision of this Agreement or any agreement referenced herein shall be found to be void or unenforceable, such findings shall not be construed to render any other provision of this Agreement either void or unenforceable, and all other provisions shall remain in full force and effect unless the provisions which are invalid or unenforceable shall substantially affect the rights or obligations granted to or undertaken by Lanxide or DuPont.


               IN WITNESS WHEREOF, the parties have hereunto set their hands this 28th day of June, 1996.

     E.I. DU PONT DE NEMOURS AND COMPANY

     By:  /s/ J. MICHAEL BROWN

     Name:  J. Michael Brown

     Title:    Vice President/General Manager
               Advanced Material Systems


     LANXIDE CORPORATION

     By: /s/ MICHAEL J. HOLLINS

     Name:  Michael J. Hollins

     Title:    Vice President Corporate Development